American Safety Insurance Holdings, Ltd. Announces Appointment of

Harris Chorney to Board of Directors

Hamilton, BERMUDA (January 22, 2009). American Safety Insurance Holdings, Ltd. (NYSE:ASI) announced today that Harris Chorney has been appointed to serve on its Board of Directors and on the Audit Committee of the Board. Mr. Chorney’s appointment fills the vacancy on the Board created by the previously announced resignation of Joseph Fisher. Mr. Chorney will stand for re-election at the Company’s 2009 Annual Meeting of Stockholders.

“Mr. Chorney brings a wealth of knowledge and experience which will contribute to our continued success,” said Stephen R. Crim, President and Chief Executive Officer of American Safety Insurance Holdings, Ltd. “We are pleased to have a professional with his extensive background in audit processes, international business affairs and regulatory compliance join our Board.”

Mr. Chorney joins American Safety Insurance Holdings, Ltd. with more than 30 years of experience with international insurance and reinsurance companies. Mr. Chorney was with KPMG and its predecessor companies for over 27 years and an audit partner for over 17 years. During his time with KPMG, Mr. Chorney served in a number of capacities, including Assurance Partner, Managing Director in the consulting practice, partner in charge of the U.S. Insurance Practice, global engagement and lead partner for major insurance clients, SEC Review partner, lead spokesperson for KPMG on insurance industry issues, and a partner in the firm’s Department of Professional Practice. Since his retirement from KPMG in 2001, Mr. Chorney has served as Founding/Principal member of Holder & Wilcox LLC, an executive search firm specializing in the insurance industry.

Mr. Chorney received a Bachelor of Science with honors from Bryant University in Rhode Island. He is a member of the International Insurance Society, and the National Association of Corporate Directors

About Us:

American Safety Insurance Holdings, Ltd. (NYSE:ASI), a Bermuda holding company, offers innovative insurance solutions outside the U.S. in the reinsurance and alternative risk markets through its subsidiaries American Safety Reinsurance, Ltd. and American Safety Assurance, Ltd., and in the U.S. for specialty risks and alternative risk markets through its program administrator, American Safety Insurance Services, Inc., and insurance company subsidiaries and affiliates American Safety Casualty Insurance Company, American Safety Indemnity Company and American Safety Risk Retention Group, Inc. As a group, ASI’s insurance subsidiaries and affiliates are rated “A” (Excellent) VIII by A.M. Best. For additional information, please visit www.asih.bm.

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Contact:
Julie L. McDonald	Bill Tepe
American Safety Administrative Services, Inc Media Relations	American Safety Administrative Services, Inc. Investor Relations
(770) 485-4310 jmcdonald@amsafety.com	(800) 388-3647 btepe@amsafety.com